EXHIBIT 99.1

Rimage Reports First Quarter Revenues and Earnings

Minneapolis, MN—April 23, 2008—Rimage Corporation (Nasdaq: RIMG) today reported revenues of $22,749,000 for the first quarter ended March 31, 2008, an increase of 6% from $21,526,000 in the year-earlier period. Net income was $1,786,000 or $0.18 per diluted share, compared to $2,122,000 or $0.20 per diluted share in the first quarter of 2007.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “We believe Rimage’s first quarter revenues were adversely affected by lower than anticipated sales of disc publishing hardware, including our high-end Producer family, due primarily to the impact of the weakening economy. This has caused some distributors to adopt a more cautious approach to their purchasing decisions. As a result, consumable supplies rose significantly as a percentage of our total sales for this period. This shift in our sales mix resulted in some gross margin erosion, which caused earnings to fall below previously forecasted levels.”

Aldrich continued: “Although we are not satisfied with Rimage’s first quarter results, we remain optimistic about our prospects. Our pending business activity is encouraging, even though economic conditions may result in longer selling cycles. Efforts aimed at strengthening our European operation are starting to generate the intended results, and we are continuing to invest in our growing Asian business. We have significantly strengthened our sales force over the past year by adding seven new sales representatives and further strengthened our sales channel by adding three new distribution partners.”

He added, “We also see untapped opportunities for our disc publishing technology in various business services markets, including media and broadcasting, law enforcement, education, government, software and professional services. To help Rimage capitalize upon these opportunities, we plan to introduce software later this year that is designed exclusively for Mac-based audio/visual production environments. In addition, our newly introduced Everest 600 color disc surface label printer, which generates superior color graphics and text at faster production speeds than its predecessor model, has been integrated into our Producer equipment line. Equipped with these and other technologies, we believe business services applications will drive a significant portion of Rimage’s future growth, and we plan to focus our resources toward building growing positions in these markets.”

Financial Highlights

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 27% in the first quarter of 2008 and accounted for 62% of sales, compared to 51% in the first quarter of 2007. Sales of consumables are benefiting from Rimage’s growing installed base of disc publishing systems in retail and other markets.

International sales increased 14% in the first quarter and accounted for 43% of total sales, compared to 41% of total sales in the year-earlier period. This increase was due primarily to foreign currency effects.

Cash and investments totaled $92.4 million at the end of this year’s first quarter, compared to $94.2 million at the beginning of 2008 and $83.5 million at the end of the first quarter of 2007. The sequential quarterly decline in cash was attributable primarily to the payment of income taxes and annual incentive bonuses. Approximately 26,000 Rimage shares were repurchased during the first quarter under two 500,000 share buyback authorizations.

For the second quarter of 2008 ending June 30, Rimage is forecasting earnings of $0.22 to $0.27 per diluted share on revenues of $24 to $26 million.

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of recordable CD, DVD and BD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including retail, medical and business services.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands, except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended March 31,
	2008	2007

Revenues	$22,749	$21,526
Cost of revenues	13,072	11,778
Gross profit	9,677	9,748
Operating expenses:
Research and development	1,351	1,590
Selling, general and administrative	6,638	5,828
Total operating expenses	7,989	7,418
Operating income	1,688	2,330
Other income, net	1,082	829
Income before income taxes	2,770	3,159
Income tax expense	984	1,037
Net income	1,786	2,122

Net income per basic share	$0.18	$0.21

Net income per diluted share	$0.18	$0.20
Basic weighted average shares outstanding	9,763	9,979
Diluted weighted average shares outstanding	10,089	10,494

Consolidated Balance Sheet Information:

	Balance as of
	March 31, 2008	December 31, 2007

Cash and marketable securities	$53,962	$59,021
Receivables	13,032	14,447
Inventories	7,635	8,075
Total current assets	79,722	84,771
Property and equipment, net	3,084	3,206
Marketable securities – non-current	38,413	35,201
Total assets	123,192	125,096
Current liabilities	12,574	17,882
Long-term liabilities	2,050	2,153
Stockholders’ equity	108,568	105,061

Conference Call and Replay

Rimage Corporation will review its first quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call can be heard through April 30, 2008 by dialing 1-303-590-3000 and providing the 11112075 confirmation code.